EXHIBIT 99.1

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED

BY-LAWS

OF

SMTC CORPORATION

The Board of Directors (the “Board”) of SMTC Corporation, a Delaware corporation (the “Company”), adopted the Amendment No. 1 to the Second Amended and Restated By-Laws of the Company (the “By-Laws”) on January 18, 2013.

WHEREAS: The Company currently has in place guidelines for stock ownership of the Company’s directors; and

WHEREAS: The Nominating Committee desire to expand and further delineate these guidelines; and

WHEREAS: In order to bring fresh perspective, new ideas and additional contacts to the Board, the Board believes that as a general guideline it is in the best interest of the Company and the Board to limit the term of Board membership to a term of ten years, and to rotate Board committee assignment every five years:

NOW THEREFORE: Article 3 of the By-laws is amended to add new Sections 3.16 and 3.17 thereto, which Sections 3.16 and 3.17 shall read in their entirety as follows:

Section 3.16.  Stock Ownership of Directors. To remain eligible for re-election to the Board of Directors at the next upcoming election of directors, each director shall, within five years of becoming a director, acquire and maintain stock ownership in the Corporation equal to three times the annual retainer amount paid by the Corporation to each such director, with stock ownership equal to at least the annual retainer amount established by each such director within twenty-four months of becoming a director, and stock ownership equal to at least two times the annual retainer amount established by each such director within forty-eight months of becoming a director.  Only shares of capital stock owned outright by a director and valued at such shares’ purchase price will be taken into consideration in determining whether a director has met these guidelines. Prior to the Corporation’s annual meeting each year, the Nominating and Governance Committee will review the progress of each director towards achievement of the guidelines. Once a director has met these guidelines, he or she shall be deemed to continue to meet the guidelines and shall be exempt from review in future periods until such director reduces the number of shares he or she holds.

Section 3.17.  Term Limitations. That absent a compelling circumstance such as service as an executive officer of the Corporation or a significant stock ownership position, or such other compelling reason or reasons as the Nominating and Governance Committee may from time to time deem warranted, the Nominating and Governance Committee shall not recommend that directors who have served as directors for ten years or more be slated for reelection to the Board of Directors.  To create a pool of qualified director candidates who possess the high level of personal and professional ethics, sound business judgment and integrity, the Nominating and Governance Committee will from time to time review the appropriate skills and characteristics required of Board of Directors members, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors, and will actively recruit Board of Director candidates who possess these skills and attributes.  In addition, absent a compelling circumstance such as a specific expertise or independence qualification, the Nominating and Governance Committee shall recommend that no director serves continuously on any Board of Director committee for more than five years.  The Nominating and Governance Committee will review committee assignments annually and make recommendations to the Board of Directors for committee membership changes each year prior to the Corporation’s annual meeting of stockholders.